Exhibit 99.1

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

Management Updates Fiscal 2012 Earnings Guidance

Secaucus, New Jersey – August 16, 2012 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced second quarter net sales increased 5% to $360.8 million for the thirteen weeks ended July 28, 2012, compared to $343.5 million in the second quarter of 2011.

Comparable retail sales grew 3.4% in the quarter, driven by increases in both US and Canadian Place stores and strong e-commerce sales, combined with an improved sales trend in Outlet stores. As expected, gross margin declined in the second quarter of 2012 to 31.7% from 33.6% in the prior year, as higher costs for spring and summer merchandise impacted the Company’s profitability during the first half of 2012. The Company anticipates gross margin to strengthen in the third quarter and to expand for fiscal 2012 as a result of more favorable product costs for the back-to-school and holiday product lines.

GAAP net loss was $18.0 million, or $0.74 per share, in the second quarter of 2012. As adjusted, net loss was $15.1 million, or $0.62 per share, which beat the upper-end of the Company’s guidance range for the quarter. The aggregate impact of non-GAAP adjustments of $4.8 million included $3.1 million to exit a West Coast distribution center, and $1.1 million for a legal settlement. In the second quarter of 2011, the Company had a net loss of $9.8 million, or $0.38 per share.

Adjusted net loss is a non-GAAP measure. The Company believes the excluded transactions are not indicative of the performance of its core business and that by providing this supplemental disclosure to investors it will facilitate comparisons of its past and present performance. A reconciliation of net income as reported is included in this press release in Table 3.

“We achieved solid sales growth during the second quarter. Our focus on differentiated merchandise assortments has worked well for us all year, and we expect continued momentum during the important back-to-school selling season,” commented Jane Elfers, President and Chief Executive Officer of The Children’s Place. “Despite the continued difficult economic environment, we believe lower apparel costs in the back half coupled with strengthening conversion, transactions and average transaction value, will result in positive comp sales and operating margin expansion in fiscal 2012.”

The Company opened 19 stores and closed one, ending the second quarter with 1,080 stores.

Fiscal Year-to-Date

Net sales from continuing operations increased 3% to $799.3 million fiscal year-to-date 2012, compared to $774.3 million for the same period last year. Comparable retail sales increased 1.1% fiscal year-to-date 2012.

GAAP net income for fiscal year-to-date 2012 was $5.6 million, or $0.23 per diluted share. As adjusted, net income was $12.1 million, or $0.49 per diluted share, compared to $19.3 million, or $0.74 per diluted share, for the same period last year.

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PLCE – Second Quarter 2012 Financial Results

Share Repurchase Program

During the second quarter, the Company repurchased 336 thousand shares for approximately $15.6 million. During the first half of fiscal 2012, the Company repurchased 713 thousand shares for approximately $34.8 million. At the end of the quarter, there was approximately $34.4 million remaining of the $50 million share repurchase program which was authorized by the Board of Directors in March 2012. Under the 2012 share repurchase program, the Company may repurchase shares in the open market at current market prices at the time of purchase or in privately negotiated transactions. The timing and actual number of shares repurchased under the program will depend on a variety of factors including price, corporate and regulatory requirements, and other market and business conditions. The Company may suspend or discontinue the program at any time, and may thereafter reinstitute purchases, all without prior announcement.

Outlook

The Company updated its earnings guidance for fiscal 2012 and now projects that non-GAAP adjusted earnings per diluted share will be between $3.20 and $3.30, compared to its previous guidance of $3.15 to $3.30, assuming positive low-single digit comparable retail sales.

The Company provided initial guidance for the third quarter of 2012, and is forecasting non-GAAP adjusted earnings per diluted share between $1.53 and $1.58, assuming positive low-single digit comparable retail sales.

This earnings guidance assumes that currency exchange rates will remain consistent with today’s rates, and does not include the impact of further potential share repurchases.

Consolidating US Distribution Centers

The Company plans to consolidate into a single US distribution center in the Southeast in order to more effectively manage its inventory and optimize capacity. Its Southeast distribution center, located in Fort Payne, Alabama, is the Company’s newest, largest and most efficient facility. The Company plans to cease operations in its Northeast distribution center located in Dayton, NJ effective December 31, 2012. The closure of the Northeast distribution center is expected to result in annual savings in excess of $4 million. This will result in charges of approximately $5 million in the third quarter and $11 million in the fourth quarter of 2012, which are excluded from non-GAAP adjusted earnings per share guidance for those periods.

Conference Call Information

The Children’s Place will host a conference call to discuss its second quarter 2012 results today at 8:00 a.m. Eastern Time. The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available on the Company’s website approximately one hour after the conclusion of the call.

About The Children’s Place Retail Stores, Inc.

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture and sells fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children's Place” brand name. As of July 28, 2012, the Company operated 1,080 stores and an online store at www.childrensplace.com.

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Forward Looking Statements

This press release (and the above referenced call) may contain certain forward-looking statements regarding future circumstances, including statements relating to the Company’s positioning, and forecasts regarding store openings and earnings per diluted share from continuing operations. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 28, 2012. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the continued weakness in the economy or by other factors such as increases in the cost of gasoline and food and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contact: Jane Singer, Vice President, Investor Relations, (201) 453-6955

(Tables Follow)

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Table 1

THE CHILDREN’S PLACE RETAIL STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Second Quarter Ended		Year-to-Date Ended
	July 28,	July 30,	July 28,	July 30,
	2012	2011	2012	2011

Net sales	$360,826	$343,508	$799,334	$774,314
Cost of sales	246,583	227,943	508,304	475,102
Gross profit	114,243	115,565	291,030	299,212
Selling, general and administrative expenses	120,308	111,885	242,460	228,607
Asset impairment charges	280	980	1,530	1,378
Other costs	3,062	-	3,896	-
Depreciation and amortization	17,482	18,478	34,700	36,229
Operating income (loss)	(26,889)	(15,778)	8,444	32,998
Interest (expense), net	(30)	(314)	(81)	(585)
Income (loss) before taxes	(26,919)	(16,092)	8,363	32,413
Provision (benefit) for income taxes	(8,930)	(6,315)	2,760	13,106
Net income (loss)	$(17,989)	$(9,777)	$5,603	$19,307

Earnings (loss) per common share
Basic	$(0.74)	$(0.38)	$0.23	$0.74
Diluted	$(0.74)	$(0.38)	$0.23	$0.74

Weighted average common shares outstanding
Basic	24,249	25,738	24,392	25,925
Diluted	24,249	25,738	24,533	26,163

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Table 2

THE CHILDREN’S PLACE RETAIL STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 28,	January 28,	July 30,
	2012	2012*	2011
Assets:
Cash and cash equivalents	$158,621	$176,655	$151,503
Accounts receivable	23,408	17,382	22,760
Inventories	239,012	212,916	244,061
Other current assets	64,793	66,372	64,576
Total current assets	485,834	473,325	482,900

Property and equipment, net	330,838	323,863	331,277
Other assets, net	51,878	53,461	59,074
Total assets	$868,550	$850,649	$873,251

Liabilities and Stockholders' Equity:
Accounts payable	$72,809	$55,516	$67,738
Accrued expenses and other current liabilities	94,683	76,039	85,011
Total current liabilities	167,492	131,555	152,749

Other liabilities	113,314	109,728	120,623
Total liabilities	280,806	241,283	273,372

Stockholders' equity	587,744	609,366	599,879

Total liabilities and stockholders' equity	$868,550	$850,649	$873,251

*	Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 2012.

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Table 3

THE CHILDREN’S PLACE RETAIL STORES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	Second Quarter Ended		Year-to-Date Ended
	July 28,	July 30,	July 28,	July 30,
	2012	2011	2012	2011

Net income (loss)	$(17,989)	$(9,777)	$5,603	$19,307

Non-GAAP adjustments:
Expenses:
Store Impairment due to early termination	-	-	1,250	-
West Coast DC exit costs	3,062	-	3,896	-
Restructuring severance costs	-	-	1,971	-
Obsolete supply and fixture costs	164	-	883	-
Legal Settlement	1,087	-	1,087	-
Accelerated depreciation for Canadian store remodels	465	-	1,358	-
Aggregate impact of Non-GAAP adjustments	4,778	-	10,445	-
Income tax effect	(1,849)	-	(3,994)	-
Adjusted impact from Non-GAAP adjustments	2,929	-	6,451	-

Adjusted net income (loss)	$(15,060)	$(9,777)	$12,054	$19,307

GAAP net income (loss) per common share	$(0.74)	$(0.38)	$0.23	$0.74

Adjusted net income (loss) per common share	$(0.62)	$(0.38)	$0.49	$0.74

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